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                                                                     Exhibit 5.1

                                   Law Offices

                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757

                                February 25, 2000


PEGASUS COMMUNICATIONS CORPORATION
c/o Pegasus Communications Management Company
225 City Line Avenue, Suite 200
Bala Cynwyd, Pennsylvania 19004

Ladies and Gentlemen:

         We have acted as counsel to Pegasus Communications Corporation, a Delaware corporation ("Pegasus"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement), under the Securities Act of 1933, as amended (the "Securities Act"), relating to issuance of up to 6.5 million shares of the Pegasus' Class A common stock, par value $.01 per share (the "Shares"), to stockholders of Golden Sky Holdings, Inc., a Delaware corporation ("Golden Sky"), in a merger in which Pegasus GSS Merger Sub, Inc., a wholly-owned Delaware subsidiary of Pegasus (the "Merger Sub"), will be merged with and into Golden Sky, and Golden Sky will become a wholly-owned subsidiary of Pegasus.

         In that capacity, we have examined the originals and copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger dated January 10, 2000 (the "Merger Agreement"), as amended, among Pegasus, Golden Sky, Merger Sub, certain stockholders of Pegasus and certain stockholders of Golden Sky, Pegasus' Certificate of Incorporation and By-laws, resolutions of Pegasus' board of directors, and such other documents and corporate records relating to Pegasus and the issuance and sale of the Shares as we have deemed appropriate. This opinion is based exclusively on the General Corporation Law of the State of Delaware.

         On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and that upon issuance of the Shares at the Closing (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, the Shares will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act, and, in consenting to such reference to our firm, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                             Very truly yours,

                                             /s/ Drinker Biddle & Reath LLP
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                                             DRINKER BIDDLE & REATH LLP